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                                                                    EXHIBIT 4.10

                               RADISYS CORPORATION
                        STOCK PLAN FOR CONVEDIA EMPLOYEES

                      RESTRICTED STOCK UNIT GRANT AGREEMENT

      This Restricted Stock Unit Grant Agreement (the "Agreement"), dated as of ___________________ (the "Grant Date"), is made by and between RadiSys Corporation (the "Company") and _____________ (the "Award Recipient").

                                    RECITALS

      WHEREAS, the Company has established and maintains the RadiSys Corporation Stock Plan for Convedia Employees (the "Plan"); and

      WHEREAS, the Award Recipient is an employee of Convedia Corporation ("Convedia"), a wholly owned subsidiary of the Company; and

      WHEREAS, the Company wishes to issue Shares to the Award Recipient on certain terms and conditions, and for that purpose desires to grant to the Award Recipient Restricted Stock Units ("RSUs") under the Plan, subject to certain restrictions and limitations; and

      WHEREAS, the Award Recipient desires to receive a grant of such RSUs from the Company;

      NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Award Recipient agree as follows:

1.    Grant of RSUs.

      (a) Number of RSUs/Vesting. The Company hereby grants to the Award Recipient, on the Grant Date, ____ RSUs under the Plan, each such RSU contingently entitling the Award Recipient to acquire one Share, subject to the vesting schedule and terms and conditions set forth below. Unless and until the RSUs will have vested, the Award Recipient will have no right to the issuance of any Shares pursuant to this Agreement or such RSUs.

         NUMBER OF RSUs                 VESTING DATE
--------------------------------    ---------------------
       1/3 of total grant           [September __], 2007
An additional 1/3 of total grant    [September __], 2008
An additional 1/3 of total grant    [September __], 2009

RSUs, and the right to be issued any Shares subject to RSUs, granted under this Agreement shall vest in accordance with the above schedule on the applicable dates listed in the table above (each a "Vesting Date"), if on such Vesting Date the Award Recipient is still employed by the Company or one of its subsidiaries. For avoidance of doubt, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date and vesting shall occur only on the applicable Vesting Date pursuant to this Section 1(a). Upon the Award Recipient's termination of employment with the Company and all of its subsidiaries, the unvested portion of the RSUs, and the right to be issued any Shares pursuant to the

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unvested portion of the RSUs, shall be forfeited by the Award Recipient.
Notwithstanding the foregoing, upon the Award Recipient's termination of employment with the Company and all of its subsidiaries, the Committee may, in its sole and complete discretion, provide for an acceleration of vesting of the RSUs granted under this Agreement.

      (b) Additional Documents/Capitalized Terms. The Award Recipient agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement. Any capitalized terms not defined herein shall have the same meaning as set forth in the Plan.

      (c) Issuance of Shares. If, and at the time, the Award Recipient's RSUs vest under the terms of this Section 1, the Award Recipient shall be issued a number of Shares equal to the number of RSUs which have vested on such date, without payment therefore, as full consideration for the vested RSUs. Without limiting the entitlement of the Award Recipient to Shares pursuant to the RSUs which have vested, as soon as practicable following the vesting of any RSUs, the Company shall, in its sole discretion, either (i) cause to be delivered to the Award Recipient a certificate evidencing such Shares (less any Shares withheld under Section 3 below) or (ii) cause its third-party recordkeeper to credit an account established and maintained in the Award Recipient's name with such Shares (less any Shares withheld under Section 3 below) as evidence of the issuance of Shares pursuant to this Section 1. No fractional Shares shall be issued under this Agreement.

2. Restrictions on Transfer. Except as otherwise provided herein or in the Plan, the RSUs granted pursuant to this Agreement and the rights and privileges conferred hereby shall not be sold, exchanged, assigned, transferred, conveyed, gifted, delivered, encumbered, discounted, pledged, hypothecated, or otherwise disposed of, whether voluntarily, involuntarily, or by operation of law. Immediately upon any attempt to transfer such rights, such RSUs, and all of the rights related thereto, shall be forfeited by the Award Recipient.

3. Withholding. The Award Recipient shall be liable for any and all U.S. and Canadian federal, state, provincial or local taxes, pension plan contributions, employment insurance premiums and other levies of any kind required by law to be deducted or withheld with respect to the RSUs granted pursuant to this Agreement and the issuance of Shares pursuant to this Agreement, as well as for any and all applicable withholding tax requirements of any other country or jurisdiction in respect of the RSUs or the Shares (collectively, the "Withholding Taxes"). The Company and Convedia shall have the right to deduct and withhold all required Withholding Taxes from any payment or other consideration deliverable to the Award Recipient. The Company may, prior to and as a condition of issuing any Shares pursuant to this Agreement or delivering any Share certificates or any cash or other assets to the Award Recipient, require the Award Recipient to pay the Withholding Taxes or to satisfy the Company in a manner acceptable to the Company that the Withholding Taxes will be paid. As and when the RSUs vest, the Company may, in its discretion, require the Award Recipient to pay or satisfy all or part of his or her obligation to pay the Withholding Taxes by (a) paying cash to the Company or Convedia, as the case may be, (b) having the Company or Convedia, as the case may be, withhold an amount from any cash amounts otherwise due or to become due from the Company or Convedia to the Award Recipient, (c) having the Company withhold a number of Shares that would otherwise be deliverable to the Award Recipient having a Fair Market Value not in excess of the minimum amount of the Withholding Taxes, or (d) any combination of the foregoing. The Award Recipient may, by written notice to the Company at least 30 days before any Vesting Date, request that the Company (i) accept a remittance of cash on such Vesting Date on account of his or her obligation to pay the Withholding Taxes, or (ii) deduct the Award Recipient's Withholding Taxes from his or her regular salary payroll cash on a payroll date following such Vesting Date, which request the Company may in its sole discretion choose to honor. In the sole

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discretion of the Company, the Company may satisfy the Award Recipient's obligation to pay Withholding Taxes by withholding Shares pursuant to and in accordance with clause (c) above.

4. Plan Incorporated by Reference. This grant of RSUs is made pursuant to the Plan, and in all respects will be interpreted in accordance with the Plan. The Committee has the authority to interpret and construe this Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder. The Award Recipient hereby acknowledges receipt from the Company of a copy of the current version of the Plan which shall be deemed to be incorporated in and form a part hereof. The Award Recipient acknowledges that in the event of any conflict between the terms of this Agreement and the terms of the Plan, as the same may be amended and in effect from time to time, the terms of the Plan shall prevail.

5. No Employment or Other Rights. This grant of RSUs does not confer upon the Award Recipient any right to be continued in the employment of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate such Award Recipient's employment at any time, for any reason, with or without cause, or to decrease such Award Recipient's compensation or benefits.

6. Representations and Covenants of the Award Recipient. The Award Recipient represents, warrants, agrees and covenants with the Company that:

      (a) the Award Recipient has not been induced to enter into this Agreement by expectation of employment or continued employment with the Company, Convedia, or any other subsidiary of the Company, and the receipt of this Award under the Plan is voluntary;

      (b) the Award Recipient will comply with all Applicable Laws in connection with this Award and the acquisition and sale of any Shares issued hereunder and shall indemnify and hold the Company and all of its subsidiaries harmless from and against any loss, cost or expense incurred by the Company or any of its subsidiaries in connection with any breach or default by the Award Recipient under such Applicable Laws; and

      (c) the Award Recipient is an employee in active employment with Convedia.

7. Acknowledgements by Award Recipient. The Award Recipient acknowledges and confirms his agreement and understanding that:

      (a) the RSUs granted hereunder are provided solely as an incentive and shall not constitute part of the Award Recipient's employment compensation package. If the Award Recipient retires, resigns or is terminated from employment or is removed from active employment with the Company and all of its subsidiaries (with or without cause and with or without notice), the loss or limitation, if any, pursuant to this Agreement and the Plan with respect to rights which were not vested at that time shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of the Award Recipient;

      (b) in no event shall the Award Recipient be entitled to continued vesting of the RSUs beyond the time specified under the Plan and this Agreement;

      (c) any reference in the Plan or this Agreement to the time when the Award Recipient "terminates employment" or words of similar import shall be a reference to the time when the Award Recipient ceases to be in active employment with the Company and all of its subsidiaries and, for such

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purpose, if the Company or any of its subsidiaries has made payment in lieu of notice to the Award Recipient or has dismissed the Award Recipient with or without notice, the Award Recipient shall cease to be in active employment with the Company and all of its subsidiaries on the date when the Company or any of its subsidiaries requires him to stop reporting to work; and

      (d) the Award Recipient has received independent legal advice or has decided, voluntarily without influence from the Company or any of its subsidiaries, that he does not need to seek such independent legal advice in relation to this Agreement, the Plan and all related documents.

8. Applicable Law. The validity, construction, interpretation and effect of this Agreement will be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to the conflicts of laws provisions thereof, but without limitation the Award Recipient also acknowledges that the tax laws of Canada will apply to the Award Recipient in respect of this Agreement.

9. Notice. Any notice to the Company or the Board (or the Committee) provided for in this Agreement shall be addressed to RadiSys Corporation at its principal business address in care of the Secretary of the Company, and any notice to the Award Recipient will be addressed to the Award Recipient at the current address shown on the books and records of the Company or its subsidiary. Any notice shall be sent by registered or certified mail.

10. Discretionary Nature of Plan. The Plan is discretionary in nature, and the Company may suspend, modify, amend or terminate the Plan in its sole discretion at any time, subject to the terms of the Plan and any applicable limitations imposed by law. This RSU grant under the Plan is a one-time benefit and does not create any contractual or other right to receive additional RSUs or other benefits in lieu of RSUs in the future.

11. 409A Savings Clause. Notwithstanding any other provision of this Agreement to the contrary, the Board or the Committee may, in good faith, amend this Agreement without the consent of the Award Recipient to the extent necessary, appropriate or desirable to comply with the requirements under Section 409A of the Code or to prevent the Award Recipient from being subject to any additional tax or penalty under Section 409A of the Code, while maintaining to the maximum extent practicable the original intent of this Agreement. Notwithstanding the foregoing, neither the Company nor any subsidiary of the Company, nor the Committee, shall be liable to any Award Recipient if an RSU grant is subject to
Section 409A of the Code, or the Award Recipient otherwise is subject to any additional tax or penalty under Section 409A of the Code.

12. Entire Agreement. This Agreement and the Plan contain the entire agreement between the Award Recipient and the Company regarding the grant of RSUs and supersede all prior arrangements or understandings with respect thereto.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and the Award Recipient has executed this Agreement effective as of the Grant Date.

    RADISYS CORPORATION

By: _____________________________


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Its: ____________________________

Date: ___________________________

I hereby accept the RSUs granted pursuant to this Agreement subject to the limitations and restrictions referred to herein, and I agree to be bound by the terms of the Plan and this Agreement. I hereby further agree that all the decisions and determinations of the Board or the Committee and their interpretation and construction of the provisions of the Plan and this Agreement will be final, conclusive and binding.

__________________________________________
Award Recipient                       Date

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